Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter of Fiscal 2022 Results

First Quarter Fiscal 2022 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $31.8 million compared to $14.9 million
●	Gross loss of ($2.9) million compared to $(3.6) million
●	Loss from operations of $(44.8) million compared to $(14.4) million
●	Results in the first quarter of fiscal 2022 were negatively impacted by a non-recurring expense of $24 million, or approximately $0.07 per share, related to payment of legal fees to our outside counsel in connection with settlement of the POSCO Energy dispute
●	Backlog of $1.31 billion as of January 31, 2022, compared to $1.27 billion as January 31, 2021

DANBURY, CT – March 10, 2022 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in decarbonizing power and producing hydrogen through our proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results for its first quarter ended January 31, 2022 and key business highlights.

“We are pleased with the progress we made in the first quarter of fiscal year 2022 on multiple fronts, including confirming our access to the Korean and broader Asian markets which contributed to our reintroduction of product sales to our revenue mix,” said Mr. Jason Few, President and CEO. “During the quarter, six modules from our finished goods inventory were delivered Ex Works to POSCO Energy’s subsidiary, Korea Fuel Cell Co., Ltd. (“KFC”), under the previously announced settlement agreement that will enable POSCO Energy’s existing operating fleet in Korea to be serviced. We have planned production of the additional eight modules required to be purchased by KFC under the settlement agreement across the balance of the calendar year.”

“We are also pleased to announce the achievement of a critical technical milestone associated with our differentiated carbon capture application under the Joint Development Agreement (“JDA”) with ExxonMobil Research and Engineering Company (“EMRE”),” continued Mr. Few. “We are proud of the progress being made toward commercializing our unique carbon capture solution. Our solution is engineered to capture carbon dioxide, as well as NOx, SOx, and particulates, from an external source while simultaneously producing power and hydrogen. In contrast, current technologies in use for carbon capture are expensive and consume significant amounts of energy. Subsequent to the end of the quarter, we announced that FuelCell Energy was awarded $6.8 million from Canada’s Clean Resources Innovation Network to install our proprietary fuel cell technology to capture carbon dioxide from the Scotford Upgrader facility, which is jointly owned by Canadian Natural Resources Limited, Chevron Canada Limited and Shell Canada Limited. We continue to believe that carbon capture is essential to achieve limiting climate change to either the 1.5 degree or 2.0 degree Celsius scenario set forth in the 2015 Paris Agreement. In fact, the Intergovernmental Panel on Climate Change Special Report on Global Warming of 1.5 degrees Celsius highlights the importance of reaching net zero emissions by mid-century and presents four scenarios for achieving that goal- all require CO2 removal and three involve major use of carbon capture and sequestration. The International Energy Agency similarly cites that current

FuelCell Energy First Quarter Fiscal 2022 Results  Page 2

capture and storage of ~40 Million Tonnes Per Annum (“MTPA”) must increase by at least 100 times by 2050 to meet the scenarios laid out by the IPCC. We believe our technology is well positioned to make important contributions to achieving these goals.”

Mr. Few continued, “We are focused on executing against our next phase of our Powerhouse business strategy. We look to optimize our core business; invest in our people and capabilities; drive to commercial availability our Advanced Technologies solutions including distributed hydrogen via electrolysis, long duration energy storage, and carbon capture; and expand our geographic markets. To that end, we are excited to host our 2022 Investor Day on March 16th, where we will discuss the unique solutions we deliver, the market opportunities that our solutions address, how we see our Company evolving over the next several years, and ultimately what it means for our stakeholders. We are in a dynamic time at FuelCell Energy in terms of supporting the accelerating energy transition with our platform capabilities and differentiated technology. We have tremendous enthusiasm for the role we will continue to play in decarbonizing power and producing hydrogen.”

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to gaining an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended January 31,
(Amounts in thousands)	2022	2021	Change
Total revenues	$31,795	$ 14,877	16,918
Gross loss	(2,895)	(3,618)	723
Loss from operations	(44,844)	(14,373)	(30,471)
Net Loss	(46,120)	(45,960)	(160)
Net loss attributable to common stockholders	(41,424)	(46,760)	5,336
Net loss per basic and diluted share	$ (0.11)	$ (0.15)	(0.04)

EBITDA	(39,073)	(8,769)	(30,304)
Adjusted EBITDA	$ (13,603)	$ (7,352)	(6,251)

First Quarter of Fiscal 2022 Results

Note: All comparisons between periods are between the first quarter of fiscal 2022 and the first quarter of fiscal 2021, unless otherwise specified.

First quarter revenue of $31.8 million represents an increase of 114% from the prior-year quarter, driven by product revenue recognized for the first fiscal quarter as discussed below.

●	Product revenues were $18.0 million in the first fiscal quarter of 2022 (compared to no product revenue in the prior year period), reflecting the delivery Ex Works of six fuel cell modules to KFC under the settlement agreement. The settlement agreement requires KFC to place an additional order for eight modules on or before June 30, 2022.

●	Service agreements revenues decreased 56% to $2.2 million from $4.9 million. Revenue recognized during the first quarter of fiscal 2021 included module exchanges at several plants and routine maintenance activities. The decrease in revenues for the first quarter of fiscal 2022 is primarily due to the fact that there were no new module exchanges during the quarter.

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●	Generation revenues increased 53% to $7.5 million from $4.9 million, primarily as a result of (i) the inclusion of the 7.4MW LIPA Yaphank project in January 2022 and the 1.4MW San Bernardino Renewable Biofuels project in July 2021 and (ii) the higher operating output of the generation fleet portfolio as a result of investments in maintenance activities made in the prior year.

●	Advanced Technologies contract revenues decreased 19% to $4.1 million from $5.1 million. Compared to the first fiscal quarter of 2021, Advanced Technologies contract revenues recognized under the Joint Development Agreement with EMRE were approximately $1.4 million lower during the first fiscal quarter of 2022, offset by an increase in revenue recognized under government contracts of $0.3 million. During the three months ended January 31, 2022, the Company achieved the first technical milestone under the Joint Development Agreement. As a result, the Company will receive a payment of $5.0 million. The Company has not recognized revenue in connection with this milestone achievement as a result of our prior agreement with respect to a potential future demonstration project with EMRE at ExxonMobil’s Rotterdam refinery in The Netherlands. Under this agreement, we agreed to either make an investment in the amount of $5.0 million in the Rotterdam project or discount EMRE’s purchase of the Company’s fuel cell module and detailed engineering design for the Rotterdam project by the same amount. The Company will continue to evaluate revenue recognition of this milestone achievement as project negotiations with ExxonMobil (or a subsidiary thereof) evolve.

Gross loss for the first fiscal quarter of 2022 totaled $(2.9) million, compared to a gross loss of $(3.6) million in the comparable prior-year quarter.  The decrease in gross loss is, in part, a result of the revenue recognized in connection with sales of modules during the quarter to KFC. In the quarter, the Company realized lower service margin due to no new module replacements occurring in the quarter, $3.0 million of non-recoverable costs related to construction of the Toyota project and a $1.0 million asset impairment charge related to a legacy conditioning facility at our Danbury, CT headquarters.

Operating expenses for the first fiscal quarter of 2022 increased to $41.9 million from $10.8 million in the first fiscal quarter of 2021. Administrative and selling expenses in the first fiscal quarter of 2022 included $24 million in non-recurring legal fees associated with the settlement of the POSCO Energy proceedings. Excluding these fees, administrative and selling expenses increased due to higher sales, marketing and consulting costs as the Company is investing in rebranding and accelerating its sales and commercialization efforts, and an increase in compensation expense resulting from an increase in headcount. Research and development expenses of $5.0 million during the quarter reflect increased spending on the Company’s hydrogen commercialization initiatives.

Net loss was $(46.1) million in the first fiscal quarter of 2022, compared to net loss of $(46.0) million in the first fiscal quarter of 2021. Both periods were impacted by non-recurring expenses. The first fiscal quarter of 2022 was impacted by the non-recurring legal expense of $24 million associated with the settlement of the POSCO Energy proceedings. The first fiscal quarter of 2021 was impacted by charges associated with a change in the fair value of the liability associated with the warrants issued to the lenders under our now extinguished credit agreement with Orion Energy Partners Investment Agent, LLC and its affiliated lenders. Additionally, the first fiscal quarter of 2021 included a loss on extinguishment of debt and a loss on extinguishment of preferred stock obligation of a subsidiary totaling $(12.1) million.  Interest expense was also lower in the first fiscal quarter of 2022 compared to the first fiscal quarter of 2021.

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Adjusted EBITDA totaled $(13.6) million in the first fiscal quarter of 2022, compared to Adjusted EBITDA of $(7.4) million in the first fiscal quarter of 2021. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the first fiscal quarter of 2022 was $(0.11), compared to $(0.15) in the first fiscal quarter of 2021. The lower net loss per common share reflects (a) the lower net loss attributable to common stockholders despite the $24 million, or approximately $(0.07) per share, non-recurring legal expense associated with the settlement of the POSCO Energy proceedings, and (b) the higher weighted average shares outstanding due to share issuances since January 31, 2021. The lower net loss attributable to common stockholders was partially offset by a net loss allocated to noncontrolling interests totaling $5.5 million for the LIPA Yaphank project tax equity financing transaction or approximately $0.01 per share. The net loss per share in the first quarter of fiscal 2021 includes the change in the fair value of the liability associated with the warrants issued to the lenders under our now extinguished credit agreement with Orion Energy Partners Investment Agent, LLC and its affiliated lenders of $16.0 million, accounting for approximately a $(0.05) per share impact on the reported net loss per share. The net loss per share attributable to common stockholders in the quarter ended January 31, 2021 also included a loss on extinguishment of debt and a loss on extinguishment of preferred stock obligation of subsidiary totaling $(12.1) million, or $(0.04) per share.

Cash, Restricted Cash and Financing Update

Cash and cash equivalents and restricted cash and cash equivalents totaled $405.4 million as of January 31, 2022 compared to $460.2 million as of October 31, 2021.

●	As of January 31, 2022, unrestricted cash and cash equivalents totaled $377.0 million compared to $432.2 million as of October 31, 2021.
●	As of January 31, 2022, restricted cash and cash equivalents was $28.5 million, of which $12.7 million was classified as current and $15.8 million was classified as non-current, compared to $28.0 million of restricted cash and cash equivalents as of October 31, 2021, of which $11.3 million was classified as current and $16.7 million was classified as non-current.

During the quarter the Company closed on a tax equity financing transaction with Renewable Energy Investors, LLC (“REI”) , a subsidiary of Franklin Park Infrastructure, LLC, for the 7.4 MW fuel cell project (the “LIPA Yaphank Project”) located in Yaphank Long Island. A total of $12.4 million of was received from REI, a noncontrolling interest in our tax equity partnership for the LIPA Yaphank project. These proceeds were partially offset by fees of approximately $0.7 million related to closing costs, including title insurance expenses, advisory fees, legal and consulting fees.

Operations Update

During the quarter, the Company continued to make progress on projects, including commencing commercial operation of the 7.4 MW LIPA Yaphank fuel cell project. Updates regarding other current projects are provided below.

Groton Sub Base.  As previously reported in February 2022, during the commissioning process, the Company observed operating parameter data from one of the two fuel cell platforms installed at the project site that indicated a mechanical component was not performing according to engineered specifications. The Company recently determined that component should be removed from the project site to facilitate the necessary repair and upgrade. The Company is in the process of performing the necessary repairs and upgrades to the mechanical component. Upon

FuelCell Energy First Quarter Fiscal 2022 Results  Page 5

completion of the repair and upgrade work and reinstallation of the mechanical component at the project site, the Company will restart the process of commissioning the project. Once commissioned, this platform is expected to demonstrate the ability of FuelCell Energy’s platforms to perform at high efficiencies and provide low CO2 to MWh output. Incorporation of the platform into a microgrid is expected to demonstrate the ability of FuelCell Energy’s platforms to increase grid stability and resilience while supporting the U.S. military’s efforts to fortify base energy supply and demonstrate the Navy’s commitment to clean reliable power with microgrid capabilities.

Extensions were received from the Navy and the project’s tax equity partner, East West Bancorp, Inc. (“East West Bank”), extending the date by which commercial operations are to be achieved to May 15, 2022. In August 2021, the Company closed on a tax equity financing transaction with East West Bank for this project. East West Bank’s tax equity commitment totals $15 million. As part of the closing in August, the Company drew down $3 million of the total commitment.

Toyota -- Port of Long Beach, CA. This 2.3 MW trigeneration platform will produce electricity, hydrogen and water. Fuel cell platform equipment has been built and delivered to the site, and civil construction work is underway. While we have made substantial progress, we do anticipate that commercial operations will be delayed beyond June 30, 2022, and an extension to our Hydrogen Power Purchase Agreement will be required from Toyota who may or may not grant such extension in its sole discretion.

Derby, CT. On-site civil construction of this 14.0 MW project has advanced, the Company has largely completed the foundational construction, and balance of plant components have been delivered and installed on site. This utility scale fuel cell platform will contain five SureSource 3000 fuel cell systems that will be installed on engineered platforms alongside the Housatonic River.

Manufacturing Output, Capacity and Expansion. For the three months ended January 31, 2022, we operated at an annualized production rate of approximately 38.3 MW, which is an increase from the annualized production rate of 22.4 MW for the three months ended January 31, 2021. We expect to maintain an annualized production rate in the range of 45 to 50 MW during fiscal year 2022.

The maximum annualized capacity (module manufacturing, final assembly, testing and conditioning) is 100 MW per year under the Torrington facility’s current configuration when being fully utilized. The Torrington facility is sized to accommodate the eventual annualized production capacity of up to 200 MW per year with additional capital investment in machinery, equipment, tooling, and inventory. We expect to make investments in fiscal year 2022 in our factories for molten carbonate and solid oxide production capacity expansion; the addition of test facilities for new products and components; the expansion of our laboratories; and upgrades to and expansion of our business systems.

Backlog

	As of January 31,
(Amounts in thousands)	2022	2021	Change
Product	$60,247	$-	$60,247
Service	123,722	141,690	(17,968)
Generation	1,091,510	1,062,337	29,173
License	-	22,182	(22,182)
Advanced Technologies	31,699	44,080	(12,381)
Total Backlog	$1,307,178	$1,270,289	$36,889

FuelCell Energy First Quarter Fiscal 2022 Results  Page 6

Backlog increased by approximately 3% year-over-year resulting from the addition to backlog of product sales and generation offset by a reduction in service and Advanced Technologies, reflecting the continued execution of backlog and adjustments to generation backlog, primarily resulting from (i) the addition of product sales backlog from the module order received from KFC, (ii) module exchanges with higher future output and revenues expected and (iii) the inclusion of the project with United Illuminating in Derby, Connecticut which was awarded in the second quarter of fiscal year 2021. Advance Technologies backlog reflects new contracts from the U.S. Department of Energy partially offset by work performed under our Joint Development Agreement with  EMRE. Note that approximately $22.2 million of backlog which was previously classified as “Service and license” backlog was reclassified to "Product” backlog as a result of the settlement agreement with POSCO Energy. This amount represents the value of the extended warranty associated with the module order.

Only projects for which we have an executed power purchase agreement (“PPA”) are included in generation backlog, which represents future revenue under long-term PPAs. Together, the service and generation portion of backlog had a weighted average term of approximately 18 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EDT to discuss first quarter results for fiscal year 2022 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the March 10 earnings call event, or click here.

●	Alternatively, participants can dial 646-960-0699 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. Forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. These statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for

FuelCell Energy First Quarter Fiscal 2022 Results  Page 7

distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity and energy prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to implement our strategy; our ability to reduce our levelized cost of energy and our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program or related administrative matters; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy#

FuelCell Energy First Quarter Fiscal 2022 Results  Page 8

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2022	October 31, 2021
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$376,963	$432,213
Restricted cash and cash equivalents – short-term	12,643	11,268
Accounts receivable, net	30,702	14,730
Unbilled receivables	13,558	8,924
Inventories	65,386	67,074
Other current assets	9,764	9,177
Total current assets	509,016	543,386

Restricted cash and cash equivalents – long-term	15,825	16,731
Project assets	235,602	223,277
Inventories – long-term	4,586	4,586
Property, plant and equipment, net	41,124	39,416
Operating lease right-of-use assets, net	7,877	8,109
Goodwill	4,075	4,075
Intangible assets, net	18,346	18,670
Other assets	18,240	16,998
Total assets (1)	$854,691	$875,248
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$9,722	$10,085
Current portion of operating lease liabilities	1.013	1,032
Accounts payable	22,300	19,267
Accrued liabilities	25,988	16,099
Deferred revenue	16,237	6,287
Total current liabilities	75,260	52,770

Long-term deferred revenue and customer deposits	18,277	30,427
Long-term operating lease liabilities	7,821	8,093
Long-term debt and other liabilities	81,290	78,633
Total liabilities (1)	182,648	169,923

Redeemable Series B preferred stock (liquidation preference of $64,020 as of January 31, 2022 and October 31, 2021)	59,857	59,857
Redeemable noncontrolling interests	15,449	3,030
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 500,000,000 shares authorized as of January 31, 2022 and October 31, 2021 respectively; 366,686,186 and 366,618,693 shares issued and outstanding as of January 31, 2022 and October 31, 2021, respectively	37	37
Additional paid-in capital	1,908,981	1,908,471
Accumulated deficit	(1,306,545)	(1,265,251)
Accumulated other comprehensive loss	(910)	(819)
Treasury stock, Common, at cost (86,662 and 73,430 shares as of January 31, 2022 and October 31, 2021, respectively)	(650)	(586)
Deferred compensation	650	586
Total stockholder’s equity	602,233	642,438
Noncontrolling interests	(5,496)	-
Total equity	596,737	642,438
Total liabilities, redeemable noncontrolling interests and equity	$854,691	$875,248

(1)	The consolidated assets as of January 31, 2022 and October 31, 2021 include $114,133 and $54,375, respectively, of assets of the variable interest entity (“VIE”) that can only be used to settle obligations of the VIE. These assets include cash of $5,167, accounts receivable of $597, operating leases right of use assets of $1,192 and project assets of $100,832 as of January 31, 2022, and cash of $1,364 and project assets of $53,012 as of October 31, 2021, respectively. The consolidated liabilities as of January 31, 2022 include short-term operating lease liabilities of $142, accrued liabilities of $159 and long-term operating lease liability of $1,458. The consolidated liabilities as of October 31, 2021 were $0.

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2022	2021
Revenues:
Product	$18,000	$-
Service	2,167	4,913
Generation	7,496	4,891
Advanced Technologies	4,132	5,073
Total revenues	31,795	14,877
Costs of revenues:
Product	18,207	2,366
Service	2,372	5,099
Generation	10,722	7,115
Advanced Technologies	3,389	3,915
Total costs of revenues	34,690	18,495
Gross loss	(2,895)	(3,618)
Operating expenses:
Administrative and selling expenses	36,965	8,932
Research and development expenses	4,984	1,823
Total costs and expenses	41,949	10,755
Loss from operations	(44,844)	(14,373)
Interest expense	(1,428)	(2,545)
Loss on extinguishment of debt	-	(11,156)
Loss on extinguishment of preferred stock obligation of subsidiary	-	(934)
Change in fair value of common stock warrant liability	-	(15,974)
Other income (expense), net	152	(978)
Loss before provision for income taxes	(46,120)	(45,960)
Provision for income taxes	-	-
Net loss	(46,120)	(45,960)
Net loss attributable to redeemable noncontrolling interest	(5,496)	-
Net loss attributable to FuelCell Energy, Inc.	(40,624)	(45,960)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(41,424)	$(46,760)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.11)	$(0.15)
Basic and diluted weighted average shares outstanding	366,734,739	312,109,888

FuelCell Energy First Quarter Fiscal 2022 Results  Page 10

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the non-recurring legal expense related to the settlement of the POSCO Energy legal proceedings recorded during the first quarter of fiscal 2022, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended January 31,
(Amounts in thousands)	2022	2021
Net loss	$(46,120)	$(45,960)
Depreciation and amortization (1)	5,771	5,604
Provision for income tax	-	-
Other (income)/expense, net (2)	(152)	978
Loss on extinguishment of preferred stock obligation of subsidiary	-	934
Loss on extinguishment of debt	-	11,156
Change in fair value of common stock warrant liability	-	15,974
Interest expense	1,428	2,545
EBITDA	$(39,073)	$(8,769)
Share-based compensation expense	1,470	1,417
Legal fees incurred for a legal settlement (3)	24,000	-
Adjusted EBITDA	$(13,603)	$(7,352)

(1)	Includes depreciation and amortization on our Generation portfolio of $3.6 million and $4.4 million for the three months ended January 31, 2022 and 2021, respectively.
(2)	Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded legal fees of $24 million related to a legal settlement during the three months ended January 31, 2022, which was recorded as an administrative and selling expense.